Exhibit 99.1

Tenet Completes Sale of Philadelphia-Area Hospitals
and Related Operations

DALLAS – January 11, 2018 – Tenet Healthcare Corporation (NYSE: THC) announced today that it has completed the sale of its Philadelphia-area acute care hospitals and related operations to American Academic Health System, LLC (AAHS), an affiliate of Paladin Healthcare. Ownership and management of the hospitals and related operations will transfer to AAHS on Thursday, January 11, 2018 at 11:59 pm ET.
Tenet and Paladin Healthcare previously announced the transaction on September 1, 2017. The facilities included in the sale are Hahnemann University Hospital, St. Christopher’s Hospital for Children and other hospital-affiliated entities, including physician practices. Tenet received net pre-tax proceeds from the transaction of approximately $152.5 million in cash and a secured promissory note for $17.5 million.
About Tenet Healthcare
Tenet Healthcare Corporation is a diversified healthcare services company with 125,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the Company operates general acute care and specialty hospitals, ambulatory surgery centers, urgent care centers and other outpatient facilities in the United States and the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms "THC", "Tenet Healthcare Corporation", "the company", "we", "us" or "our" refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Investor Contact: Brendan Strong 469-893-6992 investorrelations@tenethealth.com	Media Contact: Daniel Waldmann 469-893-2640 mediarelations@tenethealth.com

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